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                                                                    EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the incorporation by reference in Registration Statement No. 333-121433 on Form S-3 and Registration Statement No. 333-92091 on Form S-8, of our report dated March 7, 2005 (which report expresses an unqualified opinion an includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) relating to the financial statements and financial statement schedule of Alaska Communications Systems Group, Inc., appearing in this Annual Report on Form 10-K of Alaska Communications Systems Group, Inc. for the year ended December 31, 2004.


DELOITTE & TOUCHE LLP


Portland, Oregon
March 7, 2005